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                        Consent of Grant Thornton LLP

We have issued our reports dated November 6, 1997 accompanying the consolidated financial statements and schedules of Resource America, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended September 30, 1997, which financial statements are incorporated by reference in this Registration Statement; we have also issued our reports dated November 6, 1997, except for the earnings per share disclosures in footnote 2 for which the date is February 19, 1998, accompanying the consolidated financial statements for the years ended September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which financial statements are included in this Registration Statement. We consent to the incorporation by reference and to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP
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Cleveland, Ohio
April 23, 1998